Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR JUNE 2012

Bellport, NY JULY 05, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $24.0 million for the five week fiscal month of June 2012, which ended June 30, 2012, versus $24.3 million for the five week fiscal month of June 2011, which ended July 2, 2011. On a year-to-date basis, total net sales were $102.4 million in the current year compared with $102.6 million last year. For the month of June 2012, comparable store sales decreased by 3.7%. Comparable store sales on a year-to-date basis decreased by 0.1%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA JUNE AND YEAR TO DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		Increase		(Decrease)		(Decrease)
		(Decrease)		Increase		Increase

Number of Stores, June	344	0.6%	342	(6.8)%	367

June Total Retail Sales	$23,988	(1.3)%	$24,312	16.0%	$20,950

Year to date June Total Retail Sales	$102,435	(0.1)%	$102,555	11.9%	$91,630

June Comparable Store Sales		(3.7)%		19.3%		(1.1)%

Year to date June Comparable Store Sales		(0.1)%		14.9%		5.2%